April 24, 2020

Each Fund Listed as a JNLST Acquired Fund or JNLST Acquiring Fund on Schedule A
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Each Fund Listed as a JVST Acquired Fund or JVST Acquiring Fund on Schedule A
Jackson Variable Series Trust
1 Corporate Way
Lansing, Michigan 48951

Each Fund Listed as a VF Acquiring Fund on Schedule A
JNL Variable Fund LLC
1 Corporate Way
Lansing, Michigan 48951

Ladies and Gentlemen:

We have acted as counsel in connection with the Plans of Reorganization (each, a “Plan”), each dated April 24, 2020, (i) between Jackson Variable Series Trust, a Massachusetts business trust (“JVST”), on behalf of the applicable series listed on Schedule A as a JVST Acquired Fund and JVST on behalf of the corresponding series listed on Schedule A as a JVST Acquiring Fund, (ii) between JVST on behalf  of the applicable series listed on Schedule A as a JVST Acquired Fund or JVST Acquiring Fund and JNL Series Trust, a Massachusetts business trust (“JNLST”) on behalf of the corresponding series listed on Schedule A as a JNLST Acquiring Fund or JNLST Acquired Fund, (iii) between JNLST on behalf of the applicable series listed on Schedule A as a JNLST Acquired Fund and JNLST on behalf of the corresponding series listed on Schedule A as a JNLST Acquiring Fund and (iv) between JNLST on behalf of the applicable series listed on Schedule A as a JNLST Acquired Fund and JNL Variable Fund LLC, a Delaware limited liability company (“VF”), on behalf of the corresponding series listed on the attached Schedule A as a VF Acquiring Fund.  Each series of JVST, JNLST and VF listed on Schedule A is referred to as a “Fund” and collectively as the “Funds.”
Each Plan describes a proposed transaction (each, a “Reorganization”) to occur as of the close of business on the date of this letter (the “Closing Date”), pursuant to which the applicable Acquiring Fund will acquire all of the assets of the corresponding Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Acquiring Fund Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund.  In respect of each Reorganization, this opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to the Plan.  Capitalized terms not defined herein are used herein as defined in the Plan.
Each Fund serves as a funding vehicle for variable annuity contracts and/or variable life insurance contracts (the “Contracts”) offered by certain insurance companies (each, and “Insurance Company”).  Each Insurance Company establishes separate accounts (the “Separate Accounts”) that in turn purchase shares of the Funds in order to fund the Insurance Company's obligations to the holders of the Contracts (“Contract Owners”) under Contracts.
For purposes of this opinion, we have considered the Plan, the most recently filed prospectus for each Fund (collectively, the “Prospectuses”), the Proxy Statement and Prospectus filed on Form N-14, dated February 10, 2020 or February 11, 2020, as applicable (the
“N-14”), and such other items as we have deemed necessary to render this opinion.  In addition, with respect to each Reorganization, each Fund, Jackson National Asset Management, LLC, Jackson National Life Insurance Company (“Jackson”) and Jackson National Life Insurance Company of New York (“Jackson-NY”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).
In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Plan and any other documents examined by us have acted, and will act, in accordance with the terms of such Plan and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Plan, as well as those representations contained in the Representation Letters, are true and complete.
Each of Jackson and Jackson-NY has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, with respect to each Reorganization, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.
No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.  Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.
Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

SCHEDULE A

JVST Acquired Fund	JVST Acquiring Fund
JNL/Nicholas Convertible Arbitrage Fund	JNL Conservative Allocation Fund

JVST Acquired Fund	JNLST Acquiring Fund
JNL/VanEck International Gold Fund	JNL/BlackRock Global Natural Resources Fund
JNL/Eaton Vance Global Macro Absolute Return Advantage Fund	JNL/Franklin Templeton Global Multisector Bond Fund
JNL/The London Company Focused U.S. Equity Fund	JNL/Morningstar Wide Moat Index Fund
JNL Institutional Alt 100 Fund	JNL Multi-Manager Alternative Fund
JNL/FAMCO Flex Core Covered Call Fund	JNL/JPMorgan Hedged Equity Fund
JNL/Neuberger Berman Currency Fund	JNL/PIMCO Income Fund

JNLST Acquired Fund	JVST Acquiring Fund
JNL Institutional Alt 50 Fund	JNL Moderate Allocation Fund

JNLST Acquired Fund	JNLST Acquiring Fund
JNL/Scout Unconstrained Bond Fund	JNL/PIMCO Income Fund
JNL/S&P Mid 3 Fund	JNL/Mellon S&P 400 MidCap Index Fund
JNL Institutional Alt 25 Fund	JNL Moderate Growth Allocation Fund
JNL/Franklin Templeton Global Fund	JNL/Loomis Sayles Global Growth Fund
JNL/Goldman Sachs Emerging Markets Debt Fund	JNL/DoubleLine® Emerging Markets Fixed Income Fund
JNL/Invesco China-India Fund	JNL/Lazard Emerging Markets Fund
JNL/Oppenheimer Emerging Markets Innovator Fund	JNL/Lazard Emerging Markets Fund
JNL/PPM America Mid Cap Value Fund	JNL/MFS Mid Cap Value Fund
JNL/PPM America Value Equity Fund	JNL/Franklin Templeton Mutual Shares Fund
JNL/FPA + DoubleLine® Flexible Allocation Fund	JNL/JPMorgan Global Allocation Fund

JNLST Acquired Fund	VF Acquiring Fund
JNL/Mellon S&P 1500 Value Index Fund	JNL/Mellon DowSM Index Fund
JNL/Mellon S&P 1500 Growth Index Fund	JNL/Mellon Nasdaq® 100 Index Fund
*An Acquired Fund and Acquiring Fund are “corresponding” if they are listed in the same row.